                                                                 Exhibit 10.1.36

                                ELECTRO-TEL, INC.

                                       and

                         U S WEST Communications, Inc.


                           INTERCONNECTION AGREEMENT

                                TABLE OF CONTENTS

                                     PART A

             Title                                                          Page

             Recitals                                                          1

Section 1.   Scope of this Agreement                                           1

Section 2.   General Provisions                                                3

Section 3.   Regulatory Approvals                                              3

Section 4.   Term of Agreement                                                 4

Section 5.   Charges and Payment                                               5

Section 6.   Assignment and Subcontracting                                     5

Section 7.   Compliance with Laws                                              5

Section 8.   Governing Law                                                     6

Section 9.   Independent Contractor Status                                     6

Section 10.  No Third Party Beneficiaries                                      6

Section 11.  Intellectual Property Rights and Indemnification                  7

Section 12.  Indemnification                                                   7

Section 13.  Limitation of Liability                                           8

Section 14.  Warranties                                                        8

Section 15.  Notices                                                           9

Section 16.  Remedies                                                          9

Section 17.  Waivers                                                          10

Section 18.  Survival                                                         10

Section 19.  Force Majeure                                                    10

Section 20.  Non-Discriminatory Treatment                                     11

Section 21.  Default and Termination                                          11

Section 22.  Confidentiality and Publicity                                    12

Section 23.  Audits                                                           14

Section 24.  Dispute Resolution Procedures                                    15

Section 25.  Bona Fide Request Process for Further Unbundling                 15

Section 26.  Branding                                                         17

Section 27.  Taxes                                                            18

Section 28.  Responsibility for Environmental Contamination                   18

Section 29.  Amendments and Modifications                                     19

Section 30.  Severability                                                     19

Section 31.  Headings Not Controlling                                         19

Section 32.  Counterparts                                                     20

Section 33.  Referenced Documents                                             20

Section 34.  Joint Work Product                                               20

Section 35.  Cancellation Charges                                             20

Section 36.  Escalation Procedures                                            20

Section 37.  Entire Agreement                                                 20

Section 38.  Reservation of Rights                                            21

                                                                          Part A

                 Electro-Tel, Inc./U S WEST Communications, Inc.
                            INTERCONNECTION AGREEMENT

      This Interconnection Agreement (this "Agreement") is entered into by and between Electro-Tel, Inc. ("CO-PROVIDER"), a Colorado corporation, and U S WEST Communications, Inc. ("USWC"), a Colorado corporation, to establish the rates, terms and conditions for local interconnection, local resale, and the purchase of unbundled network elements (individually referred to as the `service" or collectively as the "services").

                              W I T N E S S E T H:

      WHEREAS, pursuant to this Agreement, CO-PROVIDER and USWC (collectively the "Parties"), will extend certain arrangements to one another within each LATA (as defined herein) in which they both operate within the state of Colorado. This Agreement is a combination of agreed terms and terms imposed by arbitration under Section 252 of the Communications Act of 1934, as modified by the Telecommunications Act of 1996 (the "Act"), the Rules and Regulations of the Federal Communications Commission ("FCC"), and the orders, rules and regulations of the Colorado Public Utilities Commission (the "Commission"), and as such does not necessarily represent the position of either Party on any given issue; and

      WHEREAS the Parties wish to interconnect their local exchange networks in a technically and economically efficient manner for the transmission and termination of calls, so that subscribers of each can seamlessly receive calls that originate on the other's network and place calls that terminate on the other's network, and for CO-PROVIDER's use in the provision of exchange access ("Local Interconnection"); and

      WHEREAS, CO-PROVIDER wishes to purchase Telecommunications Services (as defined herein) for resale to others ("Local Resale" or "Services for Resale"), and USWC is willing to provide such services; and

      WHEREAS, CO-PROVIDER wishes to purchase on an unbundled basis network elements, ancillary services and functions and additional features (collectively hereinafter "Network Elements"), separately or in any Combination (as defined herein), and to use such services for itself or for the provision of its Telecommunications Services to others, and USWC is willing to provide such services;

      Now, therefore, in consideration or the terms and conditions contained herein, CO-PROVIDER and USWC hereby mutually agree as follows:

PART A -- GENERAL TERMS AND CONDITIONS

Section 1. - Scope of this Agreement

      A. This Agreement specifies the rights and obligations of each Party with respect to the purchase and sale of Local Interconnection, Local Resale and Network Elements.

      B. In the performance of their obligations under this Agreement, the Parties shall act in good faith and consistently with the intent of the Act. Where notice, approval or similar action by a Party is

                                                                          Part A

permitted or required by any provision of this Agreement (including, without limitation, the obligation of the Parties to further negotiate the resolution of new or open issues under this Agreement) such action shall not be unreasonably delayed, withheld or conditioned.

      C. USWC will provide CO-PROVIDER with the same level of service quality as USWC provides its own subscribers with respect to all Telecommunications Services, Local Interconnection, Services for Resale and Network Elements.

      D. USWC shall provide to CO-PROVIDER services for resale that are equal in quality, subject to the same conditions (including the conditions in USWC's effective tariffs which are not otherwise inconsistent with the terms and conditions contained herein), within the same provisioning time intervals that USWC provides these services to itself, its Affiliates and others, including end users, and in accordance with any applicable Commission service quality standards, including standards the Commission may impose pursuant to Section 252
(e)(3) of the Act.

      E. Each Network Element provided by USWC to CO-PROVIDER shall be at least equal in the quality of design, performance, features, functions, capabilities and other characteristics, including, but not limited to, levels and types of redundant equipment and facilities for power, diversity and security, that USWC provides to itself, USWC's own subscribers, to a USWC Affiliate or to any other entity.

      F. The Parties agree to work jointly and cooperatively in testing and implementing processes for pre-ordering, ordering, maintenance, provisioning and billing and in reasonably resolving issues which result from such implementation on a timely basis.

      G. If a Party makes a change in its network which it believes will materially affect the inter-operability of its network with that of the other Party, the Party making the change shall provide advance notice of such change to the other Party in accordance with applicable FCC regulations.

      H. USWC shall not discontinue or refuse to provide any service provided or required hereunder without CO-PROVIDER's prior written agreement, nor shall USWC reconfigure, re-engineer or otherwise redeploy its network in a manner which would impair CO-PROVIDER's ability to offer Telecommunications Services in the manner contemplated by this Agreement, the Act or the FCC's rules and regulations. If a Party makes a change in its network which it believes will materially affect the inter-operability of its network with the other Party, the Party making the change shall provide advance notice of such change to the other party in accordance with the applicable FCC regulations.

      I. USWC shall insure that all CO-PROVIDER Customers experience the same dialing parity as similarly situated customers of USWC services, such that, for all call types: (a) an CO-PROVIDER Customer is not required to dial any greater number of digits than a similarly-situated USWC customer; (b) the post-dial delay (time elapsed between the last digit dialed and the first network response), call completion rate and transmission quality experienced by an CO-PROVIDER Customer is at least equal in quality to that experienced by a similarly-situated USWC customer and (c) the CO-PROVIDER Customer may retain its local telephone number, as further provided for in Attachment 7 of this Agreement (INP/PNP) so long as the customer continues receiving service in the same central office serving area.

                                                                          Part A

Section 2. General Provisions

      2.1 Each Party is individually responsible for providing facilities within its network which are necessary for routing, transporting, measuring and billing traffic from the other Party's network and for delivering such traffic to the other Party's network in the standard format compatible with CO-PROVIDER's network and to terminate the traffic it receives in that standard format or the proper address on its network. The Parties are each solely responsible for participation in and compliance with national network plans, including the National Network Security Plan and the Emergency Preparedness Plan.

      2.2 Neither Party shall impair the quality of service to other carriers or to either Party's Customers, and each Party may discontinue or refuse service if the other Party violates this provision. Upon such violation, either Party shall provide the other Party notice of such violation, at the earliest practicable time.

      2.3 Each Party is solely responsible for the services it provides to its Customers and to other telecommunications carriers.

            2.3.1 The Parties recognize that equipment vendors may manufacture telecommunications equipment that does not fully incorporate and may deviate from industry standards referenced in this Agreement. Due to the manner in which individual equipment manufacturers have chosen to implement Industry Standards into the design of their products, along with differing vintages of individual facility components and the presence of embedded technologies pre-dating current technical standards, some of the individual facility components deployed within USWC's network may not adhere to all the specifications set forth and described in the Bellcore, ANSI, ITU and other technical and performance standards outlined in this Agreement. Within forty-five (45) days after the Effective Date of this Agreement, the Parties will develop processes by which USWC will inform CO-PROVIDER of deviations from standards for Network Elements (and the business processes associated with the equipment providing such Network Elements) that may be ordered by CO-PROVIDER. In addition, the Parties agree that those deviations from such standards documented by USWC to CO-PROVIDER shall, to the extent permitted by FCC and Commission rules and regulations, supersede sections of this Agreement referencing technical standards otherwise applicable for the affected Network Elements.

            2.3.2 Notwithstanding the foregoing, USWC agrees that it shall not allow or permit any equipment or individual facility component specification or standard to perform at or be below the level or specification in effect as of the Effective Date of the Agreement.

Section 3. Regulatory Approvals

      3.1 This Agreement, and any amendment or modification hereof, will be submitted to the Commission for approval in accordance with Section 252 of the Act. In the event any governmental authority or agency rejects any provision hereof, the Parties shall negotiate promptly and in good faith such revisions as may reasonably be required to achieve approval.

      3.2 The filing of this arbitrated Agreement with the Commission in accordance with the Commission's Decision adopted December 2,1996 (the "Commission's Decision") with respect to Petition for Approval of Agreement and Arbitration of Unresolved Issues Arising Under Section 252 of the
Telecommunications Act of 1996 (Docket No. 96A-366T, Decision No. C96-1337) does not in any way

                                                                          Part A

constitute a waiver by either Party of any right which either Party may have to seek review of the Commission's Decision in an appropriate FCC or judicial proceeding, or to petition the Commission for reconsideration of any determination contained in the Commission's Decision, and the Parties specifically reserve their rights to modify, amend or change the terms of this Agreement as appropriate in light of any such decision by the FCC, the Commission or a court. The Parties also specifically reserve their rights to seek modification of any language of this Agreement which was included (or excluded) due to mistake or inadvertence caused by the limited amount of time given to prepare this Agreement under the Commission's rules.

      3.3 In the event the FCC or the Commission promulgates rules or regulations, or issues orders, or a court with appropriate jurisdiction issues orders, which make unlawful any provision of this Agreement, the Parties shall negotiate promptly and in good faith in order to amend this Agreement to substitute contract provisions consistent with such rules, regulations or orders. In the event the Parties cannot agree on an amendment within thirty (30) days from the date any such rules, regulations or orders become effective, then the Parties shall resolve their dispute under the applicable procedures set forth in the Dispute Resolution provisions of this Agreement.

      3.4 In the event USWC is required by any governmental authority or agency to file a tariff or make another similar filing in connection with the performance of any action that would otherwise be governed by this Agreement, USWC shall: (a) consult with CO-PROVIDER reasonably in advance of such filing about the form and substance of such filing, and (b) take all steps reasonably necessary to ensure that such tariff preserves for CO-PROVIDER the full benefit of the rights otherwise provided in this Agreement.(1)

      3.5 In the event any governmental authority or agency orders USWC to provide any service covered by this Agreement in accordance with any terms or conditions that individually differ from one or more corresponding terms or conditions of this Agreement, CO-PROVIDER may elect to amend this Agreement to reflect any such differing terms or conditions contained in such decision or order, with effect from the date CO-PROVIDER makes such election. The other services covered by this Agreement and not covered by such decision or order shall remain unaffected and shall remain in full force and effect.

      3.6 The Parties intend that any additional services requested by either Party relating to the subject matter of this Agreement will be incorporated into this Agreement by amendment.

Section 4. Term of Agreement

      4.1 This Agreement shall be effective upon Commission approval through August 28, 2000, and thereafter shall continue in force and effect unless and until a new agreement, addressing all of the terms of this Agreement, becomes effective between the Parties. Any Party seeking revision of this Agreement shall commence negotiations on a new agreement no later than one year prior to the expiration of the term of this Agreement or the Agreement shall renew for a one-year term. Such negotiations shall follow the timetable and procedure set forth in Section 251-52 of the Act. Any arbitration shall proceed before the Commission, and the resulting contract shall be submitted to the Commission under Section 251. If final Commission approval does not occur prior to the expiration of this Agreement, this Agreement shall renew automatically for three months, or for such time as the Commission orders.

----------
(1) Per the Public Utilities Commission of the State of Colorado, Decision No. C97-857; DOCKET NO, 96A-345T

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                                                                          Part A

Section 5. Charges and Payment

      5.1 In consideration of the services provided by USWC under this Agreement, CO-PROVIDER shall pay the charges set forth in Attachment 1. The billing and payment procedures for charges incurred by CO-PROVIDER hereunder are set forth in Attachment 8.

Section 6. Assignment and Subcontracting

      6.1 Neither Party may assign, transfer (whether by operation of law or otherwise) or delegate this Agreement (or any rights or obligations hereunder) to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that each Party may assign this Agreement to a corporate affiliate or an entity under its common control or an entity acquiring all or substantially all of its assets or equity by providing prior written notice to the other Party of such assignment or transfer. Any attempted assignment or transfer that is not permitted under the provisions of this Section 6 is void ab initio. Without limiting the generality of the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties' respective successors and assigns. No assignment or delegation hereof shall relieve the assignor of its obligations under this Agreement.

      6.2 If any obligation of USWC under this Agreement is performed by a subcontractor or Affiliate, USWC shall remain fully responsible for the performance of this Agreement in accordance with its terms and USWC shall be solely responsible for payments due to its subcontractors.

      6.3 If any obligation of CO-PROVIDER under this Agreement is performed by a subcontractor or Affiliate, CO-PROVIDER shall remain fully responsible for the performance of this Agreement in accordance with its terms, and CO-PROVIDER shall be solely responsible for payments due to its subcontractors.

Section 7. Compliance with Laws

      7.1 Each Party shall comply with all applicable federal, state, and local laws, rules and regulations applicable to its performance under this Agreement.

      7.2 Each Party represents and warrants that any equipment, facilities or services provided to the other Party under this Agreement shall comply with the Communications Law Enforcement Act of 1994 ("CALEA"). Each Party (the "Indemnifying Party") shall indemnify and hold the other Party (the "Indemnified Party") harmless from any and all penalties imposed upon the Indemnified Party for such noncompliance and shall, at the Indemnifying Party's sole cost and expense, modify or replace any equipment, facilities or services provided to the Indemnified Party under this Agreement to ensure that such equipment, facilities and services fully comply with CALEA.

      7.3 All terms, conditions and operations under this Agreement shall be performed in accordance with all applicable laws, regulations and judicial or regulatory decisions of all duly constituted governmental authorities with appropriate jurisdiction, and this Agreement shall be implemented consistent with the FCC's First Report and Order in CC Docket No. 96-98, released August 8, 1996 (the "FCC Interconnection Order") and applicable State Commission Orders, Each Party shall be responsible for obtaining and keeping in effect all FCC, Commission, franchise authority and other regulatory approvals that may be required in connection with the performance of its obligations under this Agreement. In the event the Act or FCC and State Commission rules and regulations applicable to this Agreement are held

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                                                                          Part A

invalid, this Agreement shall survive, and the Parties shall promptly renegotiate any provisions of this Agreement which, in the absence of such invalidated Act, rule or regulation, are insufficiently clear to be effectuated. In the event the Parties cannot agree on an amendment within thirty (30) days from the date any such rules, regulations or orders become effective, then the Parties shall resolve their dispute under the applicable procedures set forth in the Dispute Resolution provisions of this Agreement

Section 8. Governing Law

      8.1 This Agreement shall be governed by and construed in accordance with the Act and the FCC's Rules and Regulations, except insofar as state law may control any aspect of this Agreement, in which case the domestic laws of the State of Colorado, without regard to its conflicts of laws principles, shall govern.

Section 9. Independent Contractor Status

      9.1 Nothing contained herein shall constitute the Parties as joint venturers, partners, employees or agents of one another, and neither Party shall have the right or power to bind or obligate the other.

      9.2 Each Party is an independent contractor, and has and hereby retains the right to exercise full control of and supervision over its own performance of its obligations under this Agreement and retains full control over the employment, direction, compensation and discharge of all employees assisting in the performance of such obligations. Each Party will be solely responsible for all matters relating to payment of such employees, including compliance with social security taxes, withholding taxes or other payroll taxes with respect to its employees, as well as any taxes, contributions or other obligations imposed by applicable state unemployment or workers' compensation acts and all other regulations governing such matters. Each Party has sole authority and responsibility to hire, fire and otherwise control its employees.

      9.3 Subject to the limitations on liability and except as otherwise provided in this Agreement, each Party shall be responsible for (a) its own acts and performance of all obligations imposed by applicable law in connection with its activities, legal status and property, real or personal, and (b) the acts of its own Affiliates, employees, agents and contractors during the performance of that Party's obligations hereunder. Except for provisions herein expressly authorizing one Party to act for the other, nothing in this Agreement shall constitute a Party as a legal representative or agent of the other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name or on behalf of the other Party unless otherwise expressly permitted by such other Party. Except as otherwise expressly provided in this Agreement, neither Party shall undertake to perform any obligation of the other Party, whether regulatory or contractual, or to assume any responsibility for the management of the other Party's business.

Section 10. No Third Party Beneficiaries

      10.1 The provisions of this Agreement are for the benefit of the Parties hereto and not for any other person; provided, however, that this shall not be construed to prevent CO-PROVIDER from providing its Telecommunications Services to other carriers. This Agreement shall not provide any person not a Party hereto with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference hereto,

                                                                          Part A

Section 11. Intellectual Property Rights and Indemnification

      11.1 Any intellectual property which originates from or is developed by a Party shall remain in the exclusive ownership of that Party. Except for a limited license to use patents or copyrights to the extent necessary for the Parties to use any facilities or equipment (including software) or to receive any service solely as provided under this Agreement, no license in patent, copyright, trademark or trade secret, or other proprietary or intellectual property right now or hereafter owned, controlled or licensable by a Party, is granted to the other Party or shall be implied or arise by estoppel. It is the responsibility of each Party to ensure, at no additional cost to the other Party, that it has obtained any necessary licenses in relation to intellectual property of third parties used in its network that may be required to enable the other Party to use any facilities or equipment (including software), to receive any service, or to perform its respective obligations under this Agreement.

      11.2 The Party providing a service pursuant to this Agreement will defend the Party receiving such service or data provided as a result of such service against claims of infringement arising solely from the use by the receiving Party of such service and will indemnify the receiving Party for any damages awarded based solely on such claims in accordance with Section 12 of this Agreement.

Section 12. Indemnification

      12.1 Notwithstanding any limitations in remedies contained in this Agreement, each Party (the "Indemnifying Party") will indemnify and hold harmless the other Party ("Indemnified Party") from and against any loss, cost, claim, liability, damage and expense (including reasonable attorney's fees) to third parties, relating to or arising out of the libel, slander, invasion of privacy, personal injury or death, property damage, misappropriation of a name or likeness, negligence or willful misconduct by the Indemnifying Party, its employees, agents or contractors in the performance of this Agreement or the failure of the Indemnifying Party to perform its obligations under this Agreement. In addition, the Indemnifying Party will, to the extent of its obligations to indemnify hereunder, defend any action or suit brought by a third party against the Indemnified Party.

      12.2 The Indemnified Party will notify the Indemnifying Party promptly in writing of any written claim, lawsuit or demand by third parties for which the Indemnified Party alleges that the indemnifying Party is responsible under this
Section 12 and tender the defense of such claim, lawsuit or demand to the Indemnifying Party. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party might have, except to the extent that such failure prejudices the Indemnifying Party's ability to defend such claim.

      12.3 The Indemnified Party also will cooperate in every reasonable manner with the defense or settlement of such claim, demand or lawsuit. The Indemnifying Party shall keep the Indemnified Party reasonably and timely apprised of the status of the claim, demand or lawsuit. The Indemnified Party shall have the right to retain its own counsel, including in-house counsel, at its expense, and participate in, but not direct, the defense; provided, however, that if there are reasonable defenses in addition to those asserted by the Indemnifying Party, the Indemnified Party and its counsel may raise and direct such defenses, which shall be at the expense of the Indemnifying Party.

      12.4 The Indemnifying Party will not be liable under this Section 12 for settlements or compromises by the Indemnified Party of any claim, demand or lawsuit unless the Indemnifying Party has approved the settlement or compromise in advance or unless the defense of the claim, demand or lawsuit has been tendered to the Indemnifying Party in writing and the Indemnifying Party has failed to timely

                                                                          Part A

undertake the defense. In no event shall the Indemnifying Party settle or consent to any judgment pertaining to any such action without the prior written consent of the Indemnified Party.

Section 13. Limitation of Liability

      13.1 Except as otherwise provided in the indemnity section, no Party shall be liable to the other Party for any Loss, defect or equipment failure caused by the conduct of the other Party, the other Party's agents, servants, contractors or others acting in aid or concert with the other Party.

      13.2 Except for Losses alleged or made by a Customer of either Party, in the case of any Loss arising from the negligence or willful misconduct of both Parties, each Party shall bear, and its obligations under this Section shall be limited to, that portion (as mutually agreed to by the Parties) of the resulting expense caused by its (including that of its agents, servants, contractors or others acting in aid or concert with it) negligence or willful misconduct.

      13.3 Except for indemnity obligations, each Party's liability to the other Party for any Loss relating to or arising out of any negligent act or omission in its performance of this Agreement, whether in contract or in tort, shall be limited to the total amount that is or would have been charged to the other Party by such negligent or breaching Party for the service(s) or function(s) not performed or improperly performed.

      13.4 In no event shall either Party have any liability whatsoever to the other Party for any indirect, special, consequential, incidental or punitive damages, including but not limited to loss of anticipated profits or revenue or other economic loss in connection with or arising from anything said, omitted or done hereunder (collectively, "Consequential Damages"), even if the other Party has been advised of the possibility of such damages; provided, that the foregoing shall not limit a Party's obligation to indemnify, defend and hold the other Party harmless against any amounts payable to a third party, including any losses, costs, fines, penalties, criminal or civil judgments or settlements, expenses (including attorneys' fees) and Consequential Damages of such third party. Nothing contained in this Section shall limit either Party's liability to the other for (i) willful or intentional misconduct (including gross negligence); (ii) bodily injury, death or damage to tangible real or tangible personal property proximately caused by such party's negligent act or omission or that of their respective agents, subcontractors or employees nor shall anything contained in this Section limit the parties' indemnification obligations. USWC also remains subject to any applicable liquidated damages provisions that may be adopted by the Commission.

Section 14. Warranties

      14.1 Except as otherwise provided herein, each Party shall perform its obligations hereunder at a performance level no less than the highest level which it uses for its own operations, or those of its Affiliates, but in no event shall a Party use less than reasonable care in the performance of its duties hereunder.

      14.2 USWC warrants that it will meet all requirements under ss.251
(b)(1), (c)(2), (c)(3), and (c)(4)(B) (non-discriminatory access to resale and network elements and parity with respect to interconnection), ss.251(b)(4) (access to rights of way), ss.251(b)(2) (number portability), ss.251(b)(3) (dialing parity), ss.251(c)(3) (access to unbundled network elements), and ss.251(c)(6) (availability of collocation) of the Act.

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                                                                          Part A

Section 15. Notices

      15.1 Except as otherwise provided herein, all notices or other communication hereunder shall be deemed to have been duly given when made in writing and delivered in person or deposited in the United States mail, certified mail, postage prepaid, return receipt requested or delivered by prepaid overnight express mail, and addressed as follows:

            To CO-PROVIDER:
                        F. Lynne Powers
                        Vice President - Finance
                        J. Jeffrey Oxley - Director of Regulatory Affairs Advanced Telecommunications, Inc.
                        710 Second Avenue South, Suite 1200
                        Minneapolis, MN 55402
                        Phone: (612) 519-6642
                        Fax: (612) 376-4414

            Copy to:
                        Brian Robinson
                        ARTER & HADDEN LLP
                        1801 K Street, NW., Suite 400K
                        Washington, DC 20006
                        Phone: (202) 775-7126
                        Fax: (202) 857-0172

            To USWC:
                        U S WEST Communications, Inc.
                        Director - Interconnection Compliance
                        1801 California Street, Suite 2410
                        Denver, Colorado 80202

            To USWC:
                        U S WEST Law Department
                        General Counsel - Interconnection
                        1801 California, 51st Floor
                        Denver, Colorado 80202

      15.2 If personal delivery is selected to give notice, a receipt of such delivery shall be obtained. The address to which notices or communications may be given to either Party may be changed by written notice given by such Party to the other pursuant to this Section 15.

Section 16. - Remedies

      16.1 In the event USWC fails to switch a subscriber to CO-PROVIDER service as provided in this Agreement, USWC shall reimburse CO-PROVIDER in an amount equal to all fees paid by such subscriber to USWC for such failed-to-be-transferred services from the time of such failure to switch to the time at which the subscriber switch is accomplished. This remedy shall be in addition to all other remedies available to CO-PROVIDER under this Agreement or otherwise available.

                                                                          Part A

      16.2 All rights of termination, cancellation or other remedies prescribed in this Agreement, or otherwise available, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled at law or equity in case of any breach or threatened breach by the other Party of any provision of this Agreement. Use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing the provisions of this Agreement. The Parties agree that the remedies for performance standards failures contained in Attachment 10 to this Agreement are not inconsistent with any other remedy and are intended only to compensate CO-PROVIDER, partially and immediately, for the loss in value to CO-PROVIDER for USWC's failure to meet Performance Standards.

Section 17. Waivers

      17.1 No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and properly executed by or on behalf of the Party against whom such waiver or consent is claimed.

      17.2 No course of dealing or failure of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition.

      17.3 Waiver by either Party of any default or breach by the other Party shall not be deemed a waiver of any other default or breach.

      17.4 By entering into this Agreement, neither Party waives any right granted to it pursuant to the Act.

Section 18. Survival

      18.1 Any liabilities or obligations of a Party for acts or omissions prior to the cancellation or termination of this Agreement; any obligation of a Party under the provisions regarding Indemnification. Confidential Information, Limitation of Liability and any other provisions of this Agreement which, by their terms, are contemplated to survive, or to be performed after, termination of this Agreement, shall survive cancellation or termination thereof.

Section 19. Force Majeure

      19.1 Neither Party shall be liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence including, without limitation, acts of nature, acts of civil or military authority, embargoes, epidemics, terrorist acts, riots. insurrections, fires, explosions, earthquakes, nuclear accidents, floods, work stoppages, equipment failure, power blackouts, volcanic action, other major environmental disturbances, unusually severe weather conditions, inability to secure products or services of other persons or transportation facilities or acts or omissions of transportation carriers (collectively, a "Force Majeure Event"). No delay or other failure to perform shall be excused pursuant to this
Section 19 unless such delay or failure and consequences thereof are beyond the control and without the fault or negligence of the Party claiming excusable delay or other failure to perform. In the event of any such excused delay in the performance of a Party's obligation(s) under this Agreement, the due date for the performance of the original obligation(s) shall be extended by a term equal to the time lost by reason of the delay. In the event of such delay, the delaying Party shall perform its obligations at a performance level no less than that which it uses for its

                                                                          Part A

own operations. In the event of a labor dispute or strike or work stoppage, the Parties agree to provide service to each other at a level equivalent to the level they provide themselves. In the event of a labor dispute or strike or work stoppage that continues for a period in excess of forty-eight (48) hours, CO-PROVIDER may obtain replacement services for those services affected by such labor dispute or strike or work stoppage, in which event any liability of CO-PROVIDER for the affected services shall be suspended for the period of the labor strike or dispute or work stoppage. In the event of such performance delay or failure by USWC, USWC agrees to resume performance in a nondiscriminatory manner and not favor its own provision of Telecommunications Services above that of CO-PROVIDER.

Section 20. Non-Discriminatory Treatment

      20.1 The provisions of Section 252(i) of the Act shall apply to this Agreement, including state and federal interpretive regulations in effect from time to time. In the event any governmental authority or agency permits USWC, via tariff, to provide any service covered by this Agreement in accordance with any terms or conditions that individually differ from one or more corresponding terms or conditions of this Agreement, CO-PROVIDER may elect to amend this Agreement to reflect any such differing terms or conditions contained in such tariff, with effect from the date CO-PROVIDER makes such election and for the remainder of the term of this Agreement. The other services covered by this Agreement and not covered by such decision or order shall remain unaffected and shall remain in full force and effect. Notwithstanding the foregoing. CO-PROVIDER may purchase services out of an effective tariff, regardless of prices set forth in an existing agreement. (2)

Section 21. Default and Termination

      21.1 In the event of a breach of any material provision of this Agreement by either Party, the non-breaching Party shall give the other Party written notice thereof, and:

            21.1.1 if such material breach is for non-payment of amounts due hereunder pursuant to Section 3.1.15 of Attachment 8 to this Agreement, the breaching Party shall cure such breach within thirty (30) days of receiving such notice. The non-breaching Party shall be entitled to pursue all available legal and equitable remedies for such breach. Amounts disputed in good faith and withheld or set off shall not be deemed "amounts due hereunder" for the purpose of this provision.

            21.1.2 if such material breach is for any failure to perform in accordance with this Agreement, which, in the sole judgment of the non-breaching Party, adversely affects the non-breaching Party's subscribers, the non-breaching Party shall give notice of the breach and the breaching Party shall cure such breach to the non-breaching Party's reasonable satisfaction within ten (10) days or within a period of time equivalent to the applicable interval required by this Agreement, whichever is shorter. If the breaching Party does not cure such breach within the applicable time period, the non-breaching Party may, at its sole option, terminate this Agreement, or any parts hereof. The non-breaching Party shall be entitled to pursue all available legal and equitable remedies for such breach. Notice under this Section 21.1.2 may be given electronically or by facsimile, provided that a hard copy or original of such notice is sent by prepaid overnight delivery service.

            21.1.3 if such material breach is for any other failure to perform in accordance with this

----------
(2 2) Per the Public Utilities Commission of the State of Colorado; Decision
      No. C97-857; DOCKET NO. 96A-345T

                                                                          Part A

      Agreement, the breaching Party shall cure such breach to the non-breaching Party's reasonable satisfaction within forty-five (45) days, and if it does not, the non-breaching Party may. at its sole option, terminate this Agreement, or any parts hereof. The non-breaching Party shall be entitled to pursue all available legal and equitable remedies for such breach.

      21.2 In the event of any termination under this Section 21, USWC agrees to provide for an uninterrupted transition of services to CO-PROVIDER or another vendor designated by CO-PROVIDER.

      21.3 Notwithstanding any termination hereof, the Parties shall continue to comply with their obligations under the Act to provide interconnection.

      21.4 In the event of breach of any material provision of this Agreement by either party, the non-breaching party shall have the right to petition the Commission for relief. This right of recourse to the Commission is in addition to any other rights available to the parties.

Section 22. Confidentiality and Publicity

      22.1 All information, including, but not limited to, specifications, microfilm, photocopies, magnetic disks, magnetic tapes, drawings, sketches, models, samples, tools, technical information, data. employee records, maps, financial reports and market data, (a) furnished by one Party to the other Party dealing with customer specific, facility specific or usage specific information, other than customer information communicated for the purpose of publication of directory database inclusion, or (b) in written, graphic, electromagnetic or other tangible form and marked at the time of delivery as "Confidential" or "Proprietary", or (c) declared orally or in writing to the Recipient at the time of delivery, or by written notice given to the Recipient within ten (10) days after delivery, to be "Confidential" or "Proprietary" (collectively referred to as "Proprietary Information"), shall remain the property of the Discloser. A Party who receives Proprietary Information via an oral communication may request written confirmation that the material is Proprietary Information. A Party who delivers Proprietary Information via an oral communication may request written confirmation that the Party receiving the information understands that the material is Proprietary Information.

      22.2 Upon request by the Discloser, the Recipient shall return all tangible copies of Proprietary Information, whether written, graphic or otherwise, except that the Recipient's legal counsel may retain one (1) copy for archival purposes.

      22.3 Each Party shall keep all of the other Party's Proprietary Information confidential and shall use the other Party's Proprietary Information only in connection with this Agreement. Neither Party shall use the other Party's Proprietary Information for any other purpose except upon such terms and conditions as may be agreed upon between the Parties in writing.

      22.4 Unless otherwise agreed, the obligations of confidentiality and non-use set forth in this Agreement do not apply to such Proprietary Information as:

            22.4.1 was, at the time of receipt, already known to the Recipient free of any obligation to keep it confidential evidenced by written records prepared prior to delivery by the Discloser; or

            22.4.2 is or becomes publicly known through no wrongful act of the Recipient; or

            22.4.3 is rightfully received from a third person having no direct or indirect secrecy or

                                                                          Part A

      confidentiality obligation to the Discloser with respect to such information; or

            22.4.4 is independently developed by an employee, agent or contractor of the Recipient which individual is not involved in any manner with the provision of services pursuant to this Agreement and does not have any direct or indirect access to the Proprietary Information; or

            22.4.5 is approved for release by written authorization of the Discloser; or

            22.4.6 required by law, a court or governmental agency, provided that the Discloser has been notified of the requirement promptly after the Recipient becomes aware of the requirement, and provided that the Recipient undertakes all lawful measures to avoid disclosing such information until the Discloser has had reasonable time to obtain a protective order. The Recipient agrees to comply with any protective order that covers the Confidential Information to be disclosed.

      22.5 During the period of time this Agreement is in full force and effect and for a period of ten (10) years after termination of this Agreement or from receipt of Proprietary Information, the Recipient shall (a) use it only for the purpose of performing under this Agreement, (b) hold it in confidence and disclose it only to employees, authorized contractors and authorized agents who have a need to know it in order to perform under this Agreement, and (c) safeguard it from unauthorized use or disclosure using no less than the degree of care with which the Recipient safeguards its own Proprietary Information. Any authorized contractor or agent to whom Proprietary Information is provided must have executed a written agreement comparable in scope to the terms of this
Section 22.

      22.6 Each Party agrees that the Discloser would be irreparably injured by a breach of this Section 22 by the Recipient or its representatives and that the Discloser shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach of this Section 22. Such remedies shall not be exclusive, but shall be in addition to all other remedies available at law or in equity.

      22.7 CPNI related to either Party's subscribers obtained by virtue of Local Interconnection or any other service provided under this Agreement shall be the Discloser's Proprietary Information and may not be used by the Recipient for any purpose except performance of its obligations under this Agreement, and in connection with such performance, shall be disclosed only to employees, authorized contractors and authorized agents with a need to know, unless the subscriber expressly directs the Discloser to disclose such information to the Recipient pursuant to the requirements of Section 222(c)(2) of the Act. If the Recipient seeks and obtains written approval to use or disclose such CPNI from the Discloser, such approval shall be obtained only in compliance with Section 222(c)(2) and, in the event such authorization is obtained, the Recipient may use or disclose only such information as the Discloser provides pursuant to such authorization and may not use information that the Recipient has otherwise obtained, directly or indirectly, in connection with its performance under this Agreement.

      22.8 Except as otherwise expressly provided in this Section 22, nothing herein shall be construed as limiting the rights of either Party with respect to its subscriber information under any applicable law, including, without limitation, Section 222 of the Act.

      22.9 Unless otherwise mutually agreed upon, neither Party shall publish or use the other Party's logo, trademark, service mark, name, language, pictures or symbols or words from which the other

                                                                          Part A

Party's name may reasonably be inferred or implied in any product, service, advertisement promotion or any other publicity matter.

Section 23. Audits

      23.1 As used herein, "Audit" shall mean a comprehensive review of services performed under this Agreement. Either party (the "Requesting Party") may perform up to two (2) Audits per 12-month period commencing with the Effective Date of this Agreement. Either party may perform examinations as such Party deems necessary.(3)

      23.2 Upon thirty (30) days' written notice by the Requesting Party to the other Party (the "Audited Party"), the Requesting Party shall have the right through its authorized representative to make an Audit or examination, during normal business hours, of any records, accounts and processes which contain information bearing upon the provision of the services provided and performance standards agreed to under this Agreement. Within the above-described 30-day period, the Parties shall reasonably agree upon the scope of the Audit or examination, the documents and processes to be reviewed, and the time, place and manner in which the Audit or examination shall be performed. The Audited Party agrees to provide Audit or examination support, including appropriate access to and use of the Audited Party's facilities (e.g., conference rooms, telephones, copying machines).

      23.3 Each Party shall bear its own expenses in connection with the conduct of the Audit or examination. The reasonable cost of special data extractions required by the Requesting Party to conduct the Audit or examination will be paid for by the Requesting Party. For purposes of this Section 23.3, a "Special Data Extraction" shall mean the creation of an output record or informational report (from existing data files) that is not created in the normal course of business. If any program is developed to the Requesting Party's specifications and at the Requesting Party's expense, the Requesting Party shall specify at the time of request whether the program is to be retained by the Audited Party for reuse for any subsequent Audit or examination. Notwithstanding the foregoing, the Audited Party shall pay all of the Requesting Party's expenses in the event an Audit or examination results in an adjustment in the charges or in any invoice paid or payable by the Requesting Party hereunder in an amount that is, on an annualized basis, more than the greater of (a) one percent (1%) of the aggregate charges for all services purchased under this Agreement or (b) $10,000.

      23.4 Adjustments, credits or payments shall be made and any corrective action shall commence within thirty (30) days from the Audited Party's receipt of the final audit report to compensate for any errors or omissions which are disclosed by such Audit or examination and are agreed to by the Parties. The highest interest rate allowable by law for commercial transactions shall be assessed and shall be computed by compounding daily from the time of the original due date of the amount of dispute.

      23.5 Neither such right to audit nor the right to receive an adjustment shall be affected by any statement to the contrary appearing on checks or otherwise.

      23.6 This Section 23 shall survive expiration or termination of this Agreement for a period of two (2) years after such expiration or termination of this Agreement.

----------
(3) Per the Public Utilities Commission of the State of Colorado; Decision No. C97-857; DOCKET NO, 96A-345T

                                                                          Part A

Section 24. Dispute Resolution Procedures

      24.1 The Parties recognize and agree that the Commission has continuing jurisdiction to implement and enforce all terms and conditions of this Agreement. Accordingly, the Parties agree that any dispute arising out of or relating to this Agreement that the Parties themselves cannot resolve, may be submitted to the Commission for resolution. The Parties agree to seek expedited resolution by the Commission, and shall request that resolution occur in no event later than sixty (60) days from the date of submission of such dispute. If the Commission appoints an expert(s) or other facilitator(s) to assist in its decision making, each Party shall pay half of the fees and expenses so incurred. During the Commission proceeding, each Party shall continue to perform its obligations under this Agreement; provided, however, that neither Party shall be required to act in any unlawful fashion. This provision shall not preclude the Parties from seeking relief available in any other forum.

Section 25. Bona Fide Request Process for Further Unbundling

      25.1 Any request for interconnection or access to an unbundled Network Element not already available via price lists, tariff or as described herein shall be treated as a Request under this Section 25.

      25.2 USWC shall use the Bona Fide Request ("BFR") process to determine the technical feasibility of the requested interconnection or Network Element(s) and, for those items found to be technically feasible and which meet the requirements of ss. 251(d)(2) of the Act, to provide the terms and timetable for providing the requested items. Additionally, elements, services and functions which are materially or substantially different from those services, elements or functions already provided by USWC to itself, its Affiliates, customers, or end users may, at the discretion of CO-PROVIDER, be subject to this BFR process. (4)

      25.3 A Request shall be submitted in writing and, at a minimum, shall include: (a) a complete and accurate technical description of each requested Network Element or interconnection; (b) the desired interface specifications;
(c) a statement that the interconnection or Network Element will be used to provide a telecommunications service; (d) the quantity requested; (e) the location(s) requested; and (f) whether CO-PROVIDER wants the requested item(s) and terms made generally available.

      25.4 Within forty-eight (48) hours of receipt of a Request, USWC shall acknowledge receipt of the Request and review such request for initial compliance with Section 25.3 above and, in its acknowledgment, advise CO-PROVIDER of any missing information reasonably necessary to move the Request to the preliminary analysis described in Section 25.5 below.

      25.5 Unless otherwise agreed to by the Parties, or pursuant to a Commission waiver of the requirement, within twenty-one (21) calendar days of its receipt of the Request and all information necessary to process it, USWC shall provide to CO-PROVIDER a preliminary analysis of the Request. USWC shall provide CO-PROVIDER notice of any USWC request for waiver of the 21-day period at the same time that it files such request, and CO-PROVIDER reserves the option of opposing the request. During the twenty-one (21) day period, USWC agrees to provide weekly status updates to CO-PROVIDER. USWC will notify CO-PROVIDER if the quote preparation fee, if any, will exceed $5,000. CO-PROVIDER will approve the continuation of the development of the quote prior to USWC incurring any reasonable additional expenses. The preliminary analysis shall specify whether or not the requested

----------
(4) Per the Public Utilities Commission of the State of Colorado; Decision No. C97-857; DOCKET NO. 96A-345T

                                                                          Part A

interconnection or access to an unbundled Network Element is technically feasible and otherwise qualifies as a Network Element or interconnection as defined under the Act.

            25.5.1 If USWC determines during the twenty-one (21) day period that a Request is not technically feasible or that the Request otherwise does not qualify as a Network Element or interconnection required to be provided under the Act, USWC shall so advise CO-PROVIDER as soon as reasonably possible of that fact, and promptly provide a written report setting forth the basis for its conclusion in no case later than ten (10) calendar days after making such determination.

            25.5.2 If USWC determines during the twenty-one (21) day period that the Request is technically feasible and otherwise qualifies under the Act, it shall notify CO-PROVIDER in writing of such determination in no case later than ten (10) calendar days after making such determination.

            25.5.3 Unless otherwise agreed to by the Parties, as soon as feasible, but no more than sixty (60) calendar days after USWC notifies CO-PROVIDER that the Request is technically feasible, USWC shall provide to CO-PROVIDER a Request quote which will include, at a minimum, a description of each interconnection and Network Element, the quantity to be provided, the installation intervals (both initial and subsequent), the impact on shared systems software interfaces, the ordering process changes, the functionality specifications, any interface specifications and either:

            (a) the applicable rates (recurring and nonrecurring), including the amortized development costs, as appropriate, of the interconnection or Network Element; or

            (b) the payment for development costs, as appropriate, of the interconnection or Network Element and the applicable rates (recurring and nonrecurring), excluding the development costs.

               25.5.4 The choice of using either option (a) or (b) above shall be at USWC's sole discretion. A payment for development cost, however, is appropriate only where CO-PROVIDER is the only conceivable user of the functionality (including consideration of USWC as a potential user) or where the requested quantity is insufficient to provide amortization.

      25.6 If USWC has used option (a) above in its Request quote, then, within thirty (30) days of its receipt of the Request quote, CO-PROVIDER must indicate its nonbinding interest in purchasing the interconnection or Network Element at the stated quantities and rates, cancel its Request, or seek remedy under the Dispute Resolution section of this Agreement.

      25.7 If USWC has used option (b) above in its Request quote, then, within thirty (30) days of its receipt of the Request quote, CO-PROVIDER must either agree to pay the development costs of the interconnection or Network Element, cancel its Request, or seek remedy under the Dispute Resolution section of this Agreement.

      25.8 If USWC has used option (b) in its Request quote and CO-PROVIDER has accepted the quote, CO-PROVIDER may cancel the Request at any time, but will pay USWC's reasonable development costs of the interconnection or Network Element up to the date of cancellation.

                                                                          Part A

      25.9 USWC will use reasonable efforts to determine the technical feasibility and conformance with the Act of the Request within the first twenty-one (21) days of receiving the Request. In the event USWC has used option
(b) above in its Request quote and USWC later determines that the interconnection or Network Element requested in the Request is not technically feasible or otherwise does not qualify under the Act, USWC shall notify CO-PROVIDER within ten (10) business days of making such determination and CO-PROVIDER shall not owe any compensation to USWC in connection with the Request. Any quotation preparation fees or development costs paid by CO-PROVIDER to the time of such notification shall be refunded by USWC.

      25.10 To the extent possible, USWC will utilize information from previously developed BFRs to address similar arrangements in order to shorten the response times for the currently requested BFR. In the event CO-PROVIDER has submitted a Request for an interconnection or a Network Element and USWC determines, in accordance with the provisions of this Section 25, that the Request is technically feasible and qualifies under the Act, the Parties agree that CO-PROVIDER's subsequent request or order for the identical type of interconnection or Network Element shall not be subject to the BFR process.(5)

      25.11 CO-PROVIDER shall inform USWC if it requires the BFR request be expedited beyond the time frames described in this section. USWC shall meet this request if it can reasonably do so within the capabilities of its readily available manpower and material acquisition process. USWC shall be entitled to assess additional costs associated with such a request directly to CO-PROVIDER. USWC shall provide an estimate of such cost to CO-PROVIDER, and CO-PROVIDER shall pay such costs in advance of USWC expedition of the request. The amount paid by CO-PROVIDER shall be subject to revision based on the actual costs incurred by USWC.

      25.12 To the extent USWC is not required by the terms of this Agreement to provide CO-PROVIDER database or other network related information, and to the extent USWC does not ordinarily provide such information to its Affiliates, customers, other carriers or any other Person, CO-PROVIDER shall use the BFR process to request access to such databases and/or network information. USWC shall not deny CO-PROVIDER access to information relevant to its provision of service to its own customers.

Section 26. Branding

      26.1 In all cases in which USWC has control over handling of services CO-PROVIDER may provide using services provided by USWC under this Agreement, USWC shall, at CO-PROVIDER's sole discretion, brand any and all such services at all points of customer contact exclusively as CO-PROVIDER services, or otherwise as CO-PROVIDER may specify, or such services shall be provided with no brand at all, as CO-PROVIDER shall determine. USWC may not unreasonably interfere with branding by CO-PROVIDER.

      26.2 CO-PROVIDER shall provide the exclusive interface to CO-PROVIDER subscribers, except as CO-PROVIDER shall otherwise specify. In those instances where CO-PROVIDER requires USWC personnel or systems to interface with CO-PROVIDER subscribers, such USWC personnel shall identify themselves as representing CO-PROVIDER, or such brand as CO-PROVIDER may specify, and shall not identify themselves as representing USWC or any other entity.

----------
(5) Per the Public Utilities Commission of the State of Colorado; Decision No. C97-857; DOCKET NO. 96A-345T

                                                                          Part A

      26.3 All forms, business cards or other business materials furnished by USWC to CO-PROVIDER subscribers shall be provided by CO-PROVIDER unless otherwise agreed by CO-PROVIDER, in its sole discretion, in which case, any such customer materials shall be subject to CO-PROVIDER's prior review and approval, and shall bear no corporate name, logo, trademark or trade names other than CO-PROVIDER or its Affiliates or such other brand as CO-PROVIDER, in its sole discretion shall determine.

      26.4 Except as specifically permitted by CO-PROVIDER, in no event shall USWC provide information to CO-PROVIDER subscribers about CO-PROVIDER or CO-PROVIDER's products or services.

      26.5 USWC shall provide, for CO-PROVIDER's information, descriptions of the methods and procedures, training and approaches to be used by USWC to assure that USWC meets CO-PROVIDER's branding requirements.(6)

      26.6 This Section 26 shall confer on USWC no rights to the service marks, trademarks and trade names owned by or used in connection with services by CO-PROVIDER or its Affiliates, except as expressly permitted by CO-PROVIDER.

Section 27. Taxes

      27.1 Any federal, state or local excise, sales or use taxes (excluding any taxes levied on income) resulting from the performance of this Agreement shall be borne by the Party upon which the obligation for payment is imposed under applicable law, even if the obligation to collect and remit such taxes is placed upon the other Party. Any such taxes shall be shown as separate items on applicable billing documents between the Parties. The Party so obligated to pay any such taxes may contest the same in good faith, at its own expense, and shall be entitled to the benefit of any refund or recovery, provided that such Party shall not permit any lien to exist on any asset of the other Party by reason of the contest. The Party obligated to collect and remit taxes shall cooperate fully in any such contest by the other Party by providing records, testimony and such additional information or assistance as may reasonably be necessary to pursue the contest. To the extent a sale is claimed to be for resale tax exemption, the purchasing Party shall furnish the providing Party a proper resale tax exemption certificate as authorized or required by statute or regulation by the jurisdiction providing said resale tax exemption. Failure to timely provide said resale tax exemption certificate will result in no exemption being available to the purchasing Party during the applicable reporting period.

Section 28. Responsibility for Environmental Contamination

      28.1 CO-PROVIDER shall in no event be liable to USWC for any costs whatsoever resulting from the presence or release of any environmental hazard CO-PROVIDER did not introduce to the affected work location. USWC shall, at CO-PROVIDER's request, indemnify, defend and hold harmless CO-PROVIDER, and each of its officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys' fees) arising out of or resulting from (a) any environmental hazard USWC, its contractors or agents introduce to the work location, or (b) the presence or release of any environmental hazard for which USWC is

----------
(6) Per the Public Utilities Commission of the State of Colorado; Decision No. C97-857; DOCKET NO. 96A-345T

                                                                          Part A

responsible under applicable law.

      28.2 USWC shall in no event be liable to CO-PROVIDER for any costs whatsoever resulting from the presence or release of any environmental hazard USWC did not introduce to the affected work location. CO-PROVIDER shall, at USWC's request, indemnify, defend and hold harmless USWC, and each of its officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys' fees) arising out of or resulting from (a) any environmental hazard CO-PROVIDER, its contractors or agents introduce to the work location, or (b) the presence of release of any environmental hazard for which CO-PROVIDER is responsible under applicable law.

      28.3 In the event any suspect materials within USWC-owned, operated or leased facilities are identified to be asbestos-containing, CO-PROVIDER will ensure that, to the extent any activities which it undertakes in the facility disturb such suspect materials, such CO-PROVIDER activities will be in accordance with applicable local, state and federal environmental and health and safety statutes and regulations. Except for abatement activities undertaken by CO-PROVIDER or equipment placement activities that result in the generation of asbestos containing material, CO-PROVIDER shall not have any responsibility for managing, nor be the owner of, nor have any liability for, or in connection with, any asbestos containing material. USWC agrees to immediately notify CO-PROVIDER if USWC undertakes any asbestos control or asbestos abatement activities that potentially could affect CO-PROVIDER equipment or operations, including, but not limited to, contamination of equipment.

      28.4 Each Party will be solely responsible, at its own expense, for proper handling, storing, transport and disposal of all (a) substances or materials that it or its contractors or agents bring to, create or assume control over at work locations, or (b) waste resulting therefrom or otherwise generated in connection with its or its contractors' or agents' activities at the work locations.

Section 29. Amendments and Modifications

      29.1 Except as otherwise provided in this Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any default under this Agreement, shall be effective unless the same is in writing and signed by an officer of the Party against whom such amendment, waiver or consent is claimed.

Section 30. Severability

      30.1 In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable or invalid in any respect under law or regulation, the Parties will negotiate in good faith for replacement language. If any part of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability will affect only the portion of this Agreement which is invalid or unenforceable. In all other respects, this Agreement will stand as if such invalid or unenforceable provision had not been a part hereof, and the remainder of this Agreement shall remain in full force and effect.

Section 31. Headings Not Controlling

      31.1 The headings and numbering of Sections, Parts, Appendices and Attachments in this Agreement are for convenience only and shall not be construed to define or limit any of the terms herein or affect the meaning or interpretation of this Agreement.

                                                                          Part A

Section 32. Counterparts

      32.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same instrument.

Section 33. Referenced Documents

      33.1 All references to Sections, Exhibits and Schedules shall be deemed to be references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Whenever any provision of this Agreement refers to a technical reference, technical publication, CO-PROVIDER practice, USWC practice, any publication of telecommunications industry administrative or technical standards or any other document specifically incorporated into this Agreement, it will be deemed to be a reference to the most recent version or edition (including any amendments, supplements, addenda or successors) or such document that is in effect, and will include the most recent version or edition (including any amendments, supplements, addenda or successors) of each document incorporated by reference in such a technical reference, technical publication, CO-PROVIDER practice, USWC practice or publication of industry standards, unless CO-PROVIDER elects otherwise. Should there be any inconsistency between or among publications or standards, CO-PROVIDER shall elect which requirement shall apply.

Section 34. Joint Work Product

      34.1 This Agreement is the joint work product of the Parties and has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and, in the event of any ambiguities, no inferences shall be drawn against either Party.

Section 35. Cancellation Charges

      35.1 Except as provided pursuant to a Network Element, Network Interconnection and/or Unbundled Network Element Request, or as otherwise provided in any applicable tariff or contract referenced herein, no cancellation charges shall apply.

Section 36. Escalation Procedures

      36.1 CO-PROVIDER and USWC agree to exchange escalation lists which reflect contact personnel including vice president-level officers. These lists shall include name, department, title, phone number, and fax number for each person. CO-PROVIDER and USWC agree to exchange up-to-date lists as reasonably necessary.

Section 37. Entire Agreement

      37.1 - This Agreement shall include the Attachments, Appendices and other documents referenced herein, all of which are hereby incorporated by reference, and constitutes the entire agreement between the Parties and supersedes all prior oral or written agreements, representations, statements, negotiations understandings, proposals and undertakings with respect to the subject matter hereof.

                                                                          Part A

Section 38. Reservation of Rights

      38.1 The Parties acknowledge that the terms of this Agreement were established pursuant to an order of the Commission. Any or all of the terms of this Agreement may be altered or abrogated by a successful challenge to this Agreement (or the order approving this Agreement) as permitted by applicable law. By signing this Agreement, neither Party waives its right to pursue such a challenge.

      38.2 The Parties enter into this Agreement without prejudice to any position they may have taken previously, or may take in the future in any legislative, regulatory or other public forum addressing any matters, including matters related to the types of arrangements prescribed by this Agreement.

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representatives.

Electro-Tel, Inc.                        U S WEST Communications, Inc.


By: /s/ F. Lynne Powers                  By: /s/ Katherine L. Fleming
    ------------------------------           -----------------------------------

Name/Typed: F. Lynne Powers              Name/Typed: Katherine L. Fleming
            ----------------------                   ---------------------------

Title: Vice President - Finance          Title: Vice President - Interconnection
       ---------------------------              --------------------------------

Date: 1/7/00                             Date: 1/13/00
      ----------------------------             ---------------------------------

      This Agreement is made pursuant to Section 252 (i) of the Act and is premised upon the Interconnection Agreement between AT&T Communications of the Mountain States, Inc. and U S WEST Communications, Inc. (the "AT&T Agreement"). The AT&T Agreement was approved by the Commission on August 28, 1997.

With respect to this Agreement, the Parties understand and agree:

i) The Parties shall request the Commission to expedite its review and approval of this Agreement.

ii) Notwithstanding the mutual commitments set forth herein, the Parties are entering into this Agreement without prejudice to any positions they have taken previously, or may take in the future, in any legislative, regulatory, or other public forum addressing any matters, including those relating to the types of arrangements contained in this Agreement. During the proceeding in which the Commission is to review and approve the Agreement, U S WEST may point out that it has objected, and continues to object, to the inclusion of the terms and conditions to which it objected in the proceedings involving the approval of the Underlying Agreement.

iii) This Agreement contains provisions based upon the decisions and orders of the FCC and the Commission under and with respect to the Act. Currently, court and regulatory proceedings affecting the subject matter of this Agreement are in various stages, including the proceedings where certain of the rules and regulations of the FCC are being challenged In addition, there is uncertainty in the aftermath of

                                                                          Part A

the Supreme Court's decision in AT&T Corp, et al. v. Iowa Utilities Board. Based on that uncertainty, and the regulatory and judicial proceedings which will occur as a result of that decision, the Parties acknowledge that this Agreement may need to be changed to reflect any changes in law. The Agreement has not been corrected to reflect the requirements, claims or outcomes of any of the Proceedings, although the pricing does reflect the Commission's most current generic order, if any. Accordingly, when a final, decision or decisions are made in the Proceedings that automatically change and modify the Underlying Agreement, then like changes and modifications will similarly be made to this Agreement. In addition, to the extent rules or laws are based on regulatory or judicial proceedings as a result of the recent Supreme Court decision, this Agreement will be amended to incorporate such changes.

iv) Subsequent to the execution of this Agreement, the FCC or the Commission may issue decisions or orders that change or modify the rules and regulations governing implementing of the Act. If such changes or modifications alter the state of the law upon which the Underlying Agreement was negotiated and agreed, and it reasonably appears that the parties to the Underlying Agreement would have negotiated and agreed to different term(s) condition(s) or covenant(s) than as contained in the Underlying Agreement had such change or modification been in existence before execution of the Underlying Agreement, then this Agreement shall be amended to reflect such different terms(s), condition(s), or covenant(s). Where the parties fail to agree upon such an amendment, it shall be resolved in accordance with the Dispute Resolution provision of this Agreement.

                                                                          Part B

                                   DEFINITIONS

Certain terms used in this Agreement shall have the meanings set forth herein or as otherwise elsewhere defined throughout this Agreement. Other terms used but not defined herein will have the meanings ascribed to them in the Act and the FCC's rules and regulations.

"911 SITE ADMINISTRATOR" is a person assigned by CO-PROVIDER to establish and maintain 911 service location information for its subscribers.

"911 SERVICE" means a universal telephone number which gives the public direct access to the Public Safety Answering Point (PSAP). Basic 911 service collects 911 calls from one or more local exchange switches that serve a geographic area. The calls are then sent to the correct authority designated to receive such calls.

"ASR" (ACCESS SERVICE REQUEST) means the industry standard forms and supporting documentation used for ordering Access Services. The ASR may be used to order trunking and facilities between CO-PROVIDER and USWC for Local Interconnection.

"ACCESS SERVICES" refers to interstate and intrastate switched access and private line transport services.

"Act" means the Communications Act of 1934 (47 U.S.C.ss.ss.151 et seq.), as amended by the Telecommunications Act of 1996, and as from time to time interpreted in the duly authorized rules and regulations of the FCC or by the Commission.

"AIN" (ADVANCED INTELLIGENT NETWORK) is a network functionality that permits specific conditions to be programmed into a switch which, when met, directs the switch to suspend call processing and to receive special instructions for further call handling instructions in order to enable carriers to offer advanced features and services.

"AFFILIATE" is an entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with, another entity. For the purposes of this Agreement, "own" or "control" means to own an equity interest (or equivalent) of at least ten percent (10%) with respect to USWC, or the right to control the business decisions, management and policy of another entity.

"GATEWAY" (ALI GATEWAY) is a telephone company computer facility that interfaces with CO-PROVIDER's administrative site to receive Automatic Location Identification (ALI) data from CO-PROVIDER. Access to the Gateway will be via a dial-up modem using a common protocol.

"AMA" means the Automated Message Accounting structure inherent in switch technology that initially records telecommunication message information. AMA format is contained in the Automated Message Accounting document, published by Bellcore as GR-1100-CORE, which defines the industry standard for message recording.

"ALI" (AUTOMATIC LOCATION IDENTIFICATION) is a proprietary database developed for E911 systems that provides for a visual display of the caller's telephone number and address and the names of the

                                                                          Part B

emergency response agencies responsible for that address. The Alternative Local Exchange Company will provide ALI record information in National Emergency Number Association (NENA) Version #2 format The ALI also shows an Interim Number Portability (INP) number, if applicable.

"ALI/DMS" (AUTOMATIC LOCATION IDENTIFICATION/DATA MANAGEMENT SYSTEM) means the emergency service (E911/911) database containing subscriber location information (including name, address, telephone number, and sometimes special information from the local service provider) used to determine to which Public Safety Answering Point (PSAP) to route the call.

"ANI" (AUTOMATIC NUMBER IDENTIFICATION) is a feature that identifies and displays the number of a telephone that originates a call.

"ARS" (AUTOMATIC ROUTE SELECTION) is a service feature that provides for automatic selection of the least expensive or most appropriate transmission facility for each call based on criteria programmed into the system.

"BLV/BLI" (BUSY LINE VERIFY/BUSY LINE INTERRUPT) means an operator call in which the end user inquires as to the busy status of, or requests an interruption of, a call on an Exchange Service.

"CABS" means the Carrier Access Billing System which is defined in a document prepared under the direction of the Billing Committee of the OBF. The Carrier Access Billing System document is published by Bellcore in Volumes 1, 1A, 2, 3, 3A, 4 and 5 as Special Reports SR-OPT-001868 SR-OPT-0011869, SR-OPT-001871, SR-OPT-001872, SR-OPT-001873 SR-OPT-001874, and SR-OPT-001875 respectively, and contains the recommended guidelines for the billing of access and other connectivity services.

"CPN" (CALLING PARTY NUMBER) is a Common Channel Signaling parameter which refers to the number transmitted through the network identifying the calling party.

"CCS" is Common Channel Signaling.

"CENTRAL OFFICE SWITCH" or "CENTRAL OFFICE" means a switching entity within the public switched network, including, but not limited to, end office switches and tandem office switches. Central office switches may be employed as combination End Office/Tandem Office Switches (Combination Class 5/Class 4).

"CENTREX" means a Telecommunications Service that uses central office switching equipment for call routing to handle direct dialing of calls and to provide numerous private branch exchange-like features,

"CHARGE NUMBER" is a CCS parameter which refers to the number transmitted through the network identifying the billing number of the calling party.

"CLASS" (Bellcore Service Mark) is a set of call-management service features that utilize the capability to forward a calling party's number between end offices as part of call setup. Features include Automatic Callback, Automatic Recall, Caller ID, Call Trace, and Distinctive Ringing.

"COLLOCATION" means the right of CO-PROVIDER to place equipment of its choice in USWC's central offices or other USWC locations. This equipment may be placed via either a physical or virtual collocation

                                                                          Part B

arrangement. With physical collocation, CO-PROVIDER obtains dedicated space to place and maintain its equipment. With virtual collocation, USWC will install and maintain equipment CO-PROVIDER provides to USWC.

"COMBINATIONS" means provision by USWC of two or more currently connected Network Elements ordered by CO-PROVIDER to provide its Telecommunication Services in a geographic area or to a specific subscriber and that are placed on the same or related order by CO-PROVIDER, subject to restrictions, if any, imposed by the Commission.(1)

"COMMISSION" means the Colorado Public Utilities Commission.

"CCS" (COMMON CHANNEL SIGNALING) means a method of digitally transmitting call set-up and network control data over a digital signaling network fully separate from the public switched telephone network that carries the actual call.

"CLEC" means a Competitive Local Exchange Carrier.

"CONDUIT" means a tube or protected pathway that may be used to house communication or electrical cables. Conduit may be underground or above ground (for example, inside buildings) and may contain one or more innerducts.

"CONFIDENTIAL INFORMATION" has the meaning set forth in Section 22 of the General Section of this Agreement.

"CONTRACT YEAR" means a twelve (12) month period during the term of this Agreement commencing on the Effective Date and each anniversary thereof.

"CONTROL OFFICE" is an exchange carrier center or office designated as its company's single point of contact for the provisioning and maintenance of its portion of local interconnection arrangements.

"CUSTOM CALLING FEATURES" is a set of call-management service features available to residential and single-line business subscribers including call-waiting, call-forwarding and three-party calling.

"CUSTOMER" means a third-party (residence or business) that subscribes to Telecommunications Services provided by either of the Parties.

"DBMS" (DATABASE MANAGEMENT SYSTEM) is a computer system used to store, sort, manipulate and update the data required to provide selective routing and ALI.

"DIRECTORY ASSISTANCE DATABASE" refers to any subscriber record used by USWC in its provision of live or automated operator-assisted directory assistance including, but not limited to, 411, 555-1212, NPA-555-1212.

"DIRECTORY ASSISTANCE SERVICES" provides Listings to callers. Directory Assistance Services may include the option to complete the call at the caller's direction.

"DIRECTORY LISTINGS" refers to subscriber information, including, but not limited to, name, address and

----------
(1) Per the Public Utilities Commission of the State of Colorado; Decision No. C97-857; DOCKET NO. 96A-345T

                                                                          Part B

phone numbers, published in any media, including, but not limited to, traditional white/yellow page directories, specialty directories, CD ROM, or other electronic formats.

"DISCLOSER" means that Party to this Agreement which has disclosed Confidential Information to the other Party.

"E911 Message Trunk" is a dedicated line, trunk or channel between two central offices or switching devices which provides a voice and signaling path for E911 calls.

"EFFECTIVE DATE" is the date indicated in the Preamble on which this Agreement shall become effective.

"EMERGENCY RESPONSE AGENCY" is a governmental entity authorized to respond to requests from the public to meet emergencies.

"ESN" (EMERGENCY SERVICE NUMBER) is a number assigned to the ALI and selective routing databases for all subscriber telephone numbers. The ESN designates a unique combination of fire, police and emergency medical service response agencies that serve the address location of each in-service telephone number.

"EMR" means the Exchange Message Record System used among ILECs for exchanging telecommunications message information for billable, non-billable, sample, settlement and study data. EMR format is contained in BR-010-200-010 CRIS Exchange Message Record, published by Bellcore and which defines the industry standard for exchange message records.

"E911" (ENHANCED 911 SERVICE) means a telephone communication service which will automatically route a call dialed "911" to a designated public safety answering point (PSAP) attendant and will provide to the attendant the calling party's telephone number and, when possible, the address from which the call is being placed, and the emergency response agencies responsible for the location from which the call was dialed.

"ENHANCED DIRECTORY ASSISTANCE" refers to Directory Assistance services, including, but not limited to, reverse search, talking yellow pages, and locator services.

"ENHANCED WHITE PAGES" means optional features available for White Pages Directory listings (e.g. bold, all capitals, logos).

"ENHANCED YELLOW PAGES" means optional features available for Yellow Pages Directory listings (e.g., red type, bold, all capital, additional line of text, indented).

"EIS" (EXPANDED INTERCONNECTION SERVICE) is the collocation arrangement which USWC provides in its designated wire centers.

"FCC INTERCONNECTION ORDER" is the Federal Communications Commission's First Report and Order in CC Docket No. 96-98, released August 8, 1996.

"ILEC" means the Incumbent Local Exchange Carrier.

"INTERCONNECTION" is the linking of the USWC and CO-PROVIDER networks for the mutual exchange of traffic. Interconnection does not include the transport and termination of traffic. Interconnection is

                                                                          Part B

provided by virtual or physical collocation, entrance facilities or meet point arrangements.

"IXC" (INTEREXCHANGE CARRIER) means a provider of interexchange telecommunications services

"INP" (INTERIM NUMBER PORTABILITY) is a service arrangement whereby subscribers who change local service providers may retain existing telephone numbers without impairment of quality, reliability, or convenience when remaining at their current location or changing their location within the geographic area served by the initial carrier's serving Central Office.

"IP" (INTERCONNECTION POINT) is a mutually agreed upon point of demarcation where the networks of USWC and CO-PROVIDER interconnect for the exchange of traffic.

"LATA" means Local Access Transport Area.

"LEC" means Local Exchange Carrier.

"LIDB" (LINE INFORMATION DATA BASE(S)) is a Service Control Point (SCP) database that provides for such functions as calling card validation for telephone line number cards issued by USWC and other entities and validation for collect and billed-to-third services.

"MSAG" (MASTER STREET ADDRESS GUIDE) is a database defining the geographic area of an E911 service. It includes an alphabetical list of the street names, high-low house number ranges, community names, and emergency service numbers provided by the counties or their agents to USWC.

"CO-PROVIDER 911 DATABASE RECORDS" are the CO-PROVIDER subscriber records to be provided by CO-PROVIDER to USWC for inclusion in USWC's E911 database.

"MECAB" refers to the Multiple Exchange Carrier Access Billing (MECAB) document prepared by the Billing Committee of the Ordering and Billing Forum (OBF), which functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS). The MECAB document, published by Bellcore as Special Report SR-BDS-000983, contains the recommended guidelines for the billing of an access service provided by two or more LECs (including a LEC and a CLEC), or by one LEC in two or more states within a single LATA.

"MECOD" refers to the Multiple Exchange Carriers Ordering and Design (MECOD) Guidelines for Access Services - Industry Support Interface, a document developed by the Ordering/Provisioning Committee under the auspices of the Ordering and Billing Forum (OBF), which functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS). The MECOD document, published by Bellcore as Special Report SR STS-002643, establishes recommended guidelines for processing orders for access service which is to be provided by two or more LECs (including a LEC and a CLEC). It is published by Bellcore as SRBDS 00983.

"NORTH AMERICAN NUMBERING PLAN" or "NANP" means the numbering plan used in the United States that also serves Canada, Bermuda, Puerto Rico and certain Caribbean Islands. The NANP format is a 10-digit number that consists of a 3-digit NPA code (commonly referred to as the area code), followed by a 3-digit NXX code and 4-digit line number.

"NENA" (NATIONAL EMERGENCY NUMBER ASSOCIATION) is an association with a mission to foster the technological advancement, availability and implementation of 911 nationwide.

                                                                          Part B

"NETWORK ELEMENT" means a facility or equipment used in the provision of a Telecommunications Service including all features, functions and capabilities embedded in such facility or equipment.

"NP" (NUMBER PORTABILITY) means the use of the Local Routing Number (LRN) database solution to provide fully transparent NP for all subscribers and all providers without limitation.

"NPA" (NUMBERING PLAN AREA) (sometimes referred to as an area code) is the three digit indicator which is designated by the first three digits of each 10-digit telephone number within the NANP. Each NPA contains 800 possible NXX Codes. There are two general categories of NPA, "Geographic NPAs" and "Non-Geographic NPAs." A "Geographic NPA" is associated with a defined geographic area, and all telephone numbers bearing such NPA are associated with services provided within that Geographic area. A "Non-Geographic NPA," also known as a "Service Access Code (SAC Code)", is typically associated with a specialized telecommunications service which may be provided across multiple geographic NPA areas; 500, 800, 900, 700, and 888 are examples of Non-Geographic NPAs.

"NXX," "NXX CODE," OR "CENTRAL OFFICE CODE, OR "CO CODE" is the three (3) digit switch entity indicator which is defined by the fourth, fifth and sixth digits of a ten (10) digit telephone number within the North America Numbering Plan ("NANP").

"OBF" means the Ordering and Billing Forum, which functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS).

"OPERATOR SYSTEMS" is the Network Element that provides operator and automated call handling with billing, special services, subscriber telephone listings, and optional call completion services.

"OPERATOR SERVICES" provides (a) operator handling for call completion (e.g., collect calls); (b) operator or automated assistance for billing after the subscriber has dialed the called number (e.g., credit card calls); and (c) special services (e.g., BLV/BLI, Emergency Agency Call).

"P.01 TRANSMISSION GRADE OF SERVICE (GOS)" means a trunk facility provisioning standard with the statistical probability of no more than one call in 100 blocked on initial attempt during the average busy hour.

"PLU" (PERCENT LOCAL USAGE) is a calculation which represents the ratio of the local minutes to the sum of local and intraLATA toll minutes between exchange carriers sent over Local Interconnection Trunks. Directory assistance, BLV/BLI, 900, 976, transiting calls from other exchange carriers and switched access calls are not included in the calculation of PLU.

"PERSON" means, collectively, an Affiliate, subsidiary, Customer, end user and subscriber of U S WEST.

"POINT OF INTERFACE" or "POI" means the physical point that establishes the technical interface, the test point, and the operational responsibility hand-off between CO-PROVIDER and USWC for the local interconnection of their networks.

"POLE ATTACHMENT" means the connection of a faculty to a utility pole. Some examples of facilities are mechanical hardware, grounding and transmission cable, and equipment boxes.

"POP" means an IXC's point of presence.

                                                                          Part B

"PROPRIETARY INFORMATION" shall have the same meaning as Confidential
Information.

"PSAP" (PUBLIC SAFETY ANSWERING POINT) is the public safety communications center where 911 calls placed by the public for a specific geographic area will be answered.

"RATE CENTER" means the geographic point and corresponding geographic area which are associated with one or more particular NPA-NXX codes which have been assigned to USWC or CO-PROVIDER for its provision of Basic Exchange Telecommunications Services. The "rate center point" is the finite geographic point identified by a specific V&H coordinate, which is used to measure distance-sensitive end user traffic to/from the particular NPA-NXX designations associated with the specific Rate Center. The "rate center area" is the exclusive geographic area identified as the area within which USWC or CO-PROVIDER will provide Basic Exchange Telecommunications Services bearing the particular NPA-NXX designations associated with the specific Rate Center. The Rate Center point must be located within the Rate Center area.

"REAL TIME" means the actual time in which an event takes place, with the reporting on or the recording of the event simultaneous with its occurrence.

"RECIPIENT" means that Party to this Agreement (a) to which Confidential Information has been disclosed by the other Party, or (b) who has obtained Confidential Information in the course of providing services under this Agreement.

"RESELLER" is a category of local exchange service providers who obtain dial tone and associated telecommunications services from another provider through the purchase of wholesale priced services for resale to their end user subscribers.

"ROW" (RIGHT OF WAY) means the right to use the land or other property of another party to place poles, conduits, cables, other structures and equipment, or to provide passage to access such structures and equipment. A ROW may run under, on, or above public or private property (including air space above public or private property) and may include the right to use discrete space in buildings, building complexes or other locations.

"ROUTING POINT" means a location which USWC or CO-PROVIDER has designated on its own network as the homing (routing) point for traffic inbound to Basic Exchange Services provided by USWC or CO-PROVIDER which bear a certain NPA-NXX designation. The Routing Point is employed to calculate mileage measurements for the distance-sensitive transport element charges of Switched Access Services. Pursuant to Bellcore Practice BR 795-100-100, the Routing Point may be an "End Office" location, or a "LEC Consortium Point of Interconnection". Pursuant to that same Bellcore Practice, examples of the latter shall be designated by a common language location identifier (CLLI) code with (x) KD in positions 9, 10, 11, where (x) may by any alphanumeric A-Z or 0-9. The above referenced Bellcore document refers to the Routing Point as the Rating Point. The Rating Point/Routing Point need not be the same as the Rate Center Point, nor must it be located within the Rate Center Area, but must be in the same LATA as the NPA-NXX.

"SECAB" means the Small Exchange Carrier Access Billing document prepared by the Billing Committee of the OBF. The Small Exchange Carrier Access Billing document, published by Bellcore as Special Report SR OPT-001856, contains the recommended guidelines for the billing of access and other connectivity services.

                                                                          Part B

"SELECTIVE ROUTING" is a service which automatically routes an E911 call to the PSAP that has jurisdictional responsibility for the service address of the telephone that dialed 911, irrespective of telephone company exchange or wire center boundaries.

"SWITCH" - See Central Office Switch.

"TANDEM OFFICE SWITCHES" are Class 4 switches which are used to connect and switch trunk circuits between and among end office switches and other tandems.

"TECHNICALLY FEASIBLE" refers solely to technical or operational concerns, rather than economic, space, or site considerations.

"TELECOMMUNICATIONS" means the transmission, between or among points specified by the user, of information of the user's choosing, without change in the form or content of the information as sent and received.

"TELECOMMUNICATION SERVICES" means the offering of telecommunications for a fee directly to the public, or to such classes of users as to be effectively available directly to the public, regardless of the facilities used.

"THOUSANDS BLOCK OF NUMBERS" shall mean 1000 or more consecutive numbers beginning and ending on a digit boundary, e.g., 949-1000 to 949-1999.

"TRCO" means Trouble Reporting Control Office.

"VOLUNTARY FEDERAL SUBSCRIBER FINANCIAL ASSISTANCE PROGRAMS" are
Telecommunications Services provided to low-income subscribers, pursuant to requirements established by the appropriate state regulatory body.

"WIRE CENTER" denotes a building or space within a building which serves as an aggregation point on a given carrier's network, where transmission facilities and circuits are connected or switched. Wire Center can also denote a building in which one or more central offices, used for the provision of Basic Exchange Services and access services, are located. For purposes of EIC service, however, Wire Center shall mean those points eligible for such connections as specified in the FCC Docket No. 91-141, and rules adopted pursuant thereto.